The Cronos Group S.A.
(A Société Anonyme Holding)

Financial statements as of December 31, 2005
together with directors’ and commissaire’s reports

5 Rue Guillaume Kroll
L-1882 Luxembourg
R.C.S Luxembourge B27 489

THE CRONOS GROUP S.A.
5 Rue Guillaume Kroll
L-1882 Luxembourg
R.C.S Luxembourge B27 489

DIRECTORS’ REPORT
For the year ended December 31, 2005

We present the financial statements of the Company for the year ended December 31, 2005.

On June 9, 2005, the Annual Meeting of Shareholders was held. At this meeting, the shareholders approved the re-election, as independent directors, of Messrs. Walker and Melzer. In addition, approval was granted for the following items:

•	Extension of Grant of Authority to the Board of Directors to implement a common share repurchase (the “Share Repurchase Program”). In 2002 and 2003, the Company repurchased a total of 112,000 common shares under the Share Repurchase Program; and,

•	Introduction of the 2005 Equity Incentive Plan.

In March 2005, the Board of Directors of the Company declared a dividend of 6 cents per common share for the second quarter of 2005, which was paid in July 2005.

In August 2005, the Board of Directors of the Company declared a dividend of 7 cents per common share for the third quarter of 2005, which was paid in October 2005.

In November 2005, the Board of Directors declared a dividend of 14 cents per common share, of which 7 cents per common share was for the fourth quarter of 2005 (which was paid January 10, 2006 to shareholders on record as of December 22, 2005), and 7 cents per common share for the first calendar quarter of 2006, paid April 13, 2006 to shareholders on record as of March 23, 2006.

On behalf of the Board of Directors

Dennis J. Tietz
Chairman of the Board and Chief Executive Officer

April 21, 2006

FIDUCIAIRE PROBITAS

Société à responsabilité limitée	146, av. Gaston Diderich
L-1420 Luxembourg

Réviseurs d’Entreprises et Experts-Comptables	Tel: (+352) 264 412 66
Fax: (+352) 45 57 72

To the Shareholders of
The Cronos Group S.A., Société Anonyme Holding
Luxembourg

REPORT OF THE “COMMISSAlRE AUX COMPTES”

In conformity with legal and statutory requirements, we are pleased to advise you that we have carried out, for the year ended December 31, 2005, the mandate of “Commissaire aux comptes” of The Cronos Group S.A., which you entrusted to us.

We have carried out our mandate based on the amended law of 10 August 1915, which does not require the “Commissaire aux comptes” to give an opinion on the financial statements. Consequently we have not verified the financial statements in accordance with International Standards on Auditing (ISA).

We have noted that the financial statements of The Cronos Group S.A. at December 31, 2005, which show a balance sheet total of US$61,820,000 and a profit for the financial year of US$3,995,000 are in agreement with the accounting records and related documents which were provided to us.

We recommend that you approve these financial statements.

FIDUCIAIRE PROBITAS SARL
Commissaire aux comptes

Stéphane Spedener
General Manager

Luxembourg, April 21, 2006.

R.C. Luxembourg: B 93 065 - Capital social: Euro 12.500
T.V.A. 2003 2405 704 - LU 19611144
Banque: ING LU14 0141 7353 1940 0000

THE CRONOS GROUP S.A.

BALANCE SHEETS
As of December 31, 2005 and 2004
(US dollar amounts in thousands, except per share amounts)

	Notes	2005	2004

Assets
Fixed assets
Financial assets
— investments in subsidiaries	2	$41,925	$30,843
— investment in own shares	4	297	297
Current assets
Debtors	3	15,100	22,211
Cash at bank and in hand		548	25
Restricted cash	9	3,950	—

Total assets		$61,820	$53,376

Shareholders’ equity and liabilities
Shareholders’ equity
Subscribed capital	4	15,040	$14,763
Share premium	11	35,064	36,371
Reserve for own shares	4	297	—
Loss brought forward	5	(5,233)	(6,965)
Profit for the year		3,995	1,732
Legal reserve	6	1,832	1,832

Liabilities due within one year
Creditors
Other creditors		7,413	3,151
Accrued charges		3,412	2,492

Total liabilities and shareholders’ equity		$61,820	$53,376

The accompanying notes are an integral part of these financial statements.

THE CRONOS GROUP S.A.

STATEMENTS OF PROFIT AND LOSS
For the years ended December 31, 2005 and 2004
(US dollar amounts in thousands, except per share amounts)

	Notes	2005	2004

Expenses
Other Charges		$3,742	$2,489
Taxation	7	104	56
Profit for the financial year		3,995	1,732

		$7,841	$4,277

Income
Income from fixed assets	8	7,841	4,277

		$7,841	$4,277

The accompanying notes are an integral part of these financial statements.

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2005 AND 2004
(US dollar amounts in thousands, except per share amounts)

1	Summary of significant accounting policies

Unless the context indicates otherwise, the “Company” means The Cronos Group while “Group” means The Cronos Group together with its subsidiaries.

The Company is a holding company incorporated under the laws of Luxembourg on February 22, 1988. It maintains its books and records in US dollars and unless otherwise stated all balances are in $000’s, except per share amounts.

The financial statements are prepared in accordance with generally accepted accounting principles in Luxembourg, which include the following significant accounting policies:

a)  Format of financial statements

In accordance with Article 31 (1) of the Luxembourg law of December 19, 2002, the accompanying financial statements have been presented with certain modifications to the prescribed legal format. The directors consider that the format adopted is the most suitable for the presentation of the Company’s operations.

Generally accepted accounting principles contemplate the continuation of the Company as a going concern and realisation of assets and settlement of liabilities and commitments in the normal course of business.

b)  Investment in subsidiaries

Investments in subsidiaries are stated at cost less any permanent impairment in value. Under this method, earnings of subsidiaries are recognised when, and to the extent, dividends have been received from subsidiaries.

c)  Foreign currency translation

Assets and liabilities denominated in currencies other than US Dollars have been translated at the exchange rates prevailing at the date of the balance sheet. Non-US Dollar income and expenses are translated at the rates of exchange prevailing at the date of the transaction. Exchange differences are recorded in the statement of profit and loss.

d)  Stock based compensation

Compensation expense of $95 and $3 has been recognised for the periods 2005 and 2004 respectively for stock based employee compensation.

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS — (continued)
(US dollar amounts in thousands, except per share amounts)

2	Fixed asset investments

The Company’s principal wholly owned subsidiaries were as follows:

Company	Country of incorporation	Principal activity

Cronos Containers Limited*	UK	Container leasing, management and administration
Cronos Containers N.V.*	Netherlands Antilles	Container investment manager
Cronos Capital Corp.	USA	General Partner and limited partnership administration, container investment manager
Cronos Securities Corp.	USA	Securities broking
Cronos Containers Inc.	USA	Administration and marketing — USA
Cronos Containers PTE Limited*	Singapore	Administration and marketing — Singapore
Cronos Containers Pty Limited*	Australia	Administration and marketing — Australia
Cronos Containers S.R.L.	Italy	Administration and marketing — Southern Europe
Cronos Containers (Hong Kong) Limited*	Hong Kong	Administration and marketing — Hong Kong and Australasia
Cronos Container Leasing GmbH	Germany	Administration and marketing — Germany
Cronos Equipment (Bermuda) Ltd*	Bermuda	Container investment
Cronos Finance (Bermuda) Ltd*	Bermuda	Container investment
C G Finance B.V.	Netherlands	Holding company and financing
Cronos Management N.V.*	Netherlands Antilles	Holding company and provision of Executive services
Cronos Containers Scandinavia AB	Sweden	Holding company and Intermodal equipment management
Intermodal Leasing AB	Sweden	Intermodal equipment management
Cronos Containers (Cayman) Ltd.*	Cayman Islands	Container investment manager
Cronos Holdings Investments Inc.*	USA	Holding company
CF Leasing Limited	Bermuda	50% owned container investment joint venture company

*	Denotes companies owned directly by the Company.

In the opinion of the directors, there is no permanent diminution in value of the fixed asset investments and consequently, no diminution in value has been made.

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS — (continued)
(US dollar amounts in thousands, except per share amounts)

3	Debtors

The debtors balance comprises the following:

	2005	2004

Amounts owed by subsidiaries (due between one and five years)	$13,426	$20,974
Interim dividends declared	1,554	1,013
Other	120	224

	$15,100	$22,211

4	Subscribed capital

	2005	2004

Authorised:
25,000,000 ordinary shares of $2 each	$50,000	$50,000

The common shares of the Company began to be publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) following the Company’s initial public offering on December 13, 1995.

Common shares outstanding	2005	2004

At beginning of year	7,381,349	7,372,080
New common shares issued	138,610	9,769
Common shares retired	—	(500)

At the end of the year	7,519,959	7,381,349

On December 11, 1998, an option to purchase 300,000 common shares was granted to the chief executive officer on his appointment .

On June 3, 1999, the 1999 Stock Option Plan (the “Plan”) was approved by the Board of Directors. The Plan authorized the issuance of 500,000 common shares to key employees. In 2005, 40,000 shares were issued under the Plan.

In August 1999, the Company issued an additional 300,000 common shares and warrants to purchase 200,000 common shares in connection with the Group’s refinancing of approximately $47,800 of its short-term and other indebtedness. The warrants were exercisable at $4.41 per share and were due to expire on the date that the amount borrowed under the associated refinancing was repaid. Using a Black Scholes model, the fair value of the warrant was determined to be $246 and was credited to additional paid-in capital. The corresponding debt discount was deferred and was amortized over the life of the associated refinancing using the interest method. The warrants were cancelled in February 2005.

On October 29, 1999, a Shareholder Rights Plan (the “Rights Plan”) was adopted. Under the Rights Plan, one common share purchase right was distributed as a dividend on each share of the Company’s common shares as of the close of business on October 25, 1999. The rights will be attached to and trade with all certificates representing common shares. The rights expire on October 28, 2009, and are redeemable by the Company at any time prior to this date. The rights will only be exercisable on the acquisition by any person or related group of persons of 20% or more of the Company’s common shares. The rights entitle the holder, with the exception of the acquiring person or group, to purchase a specified number of the Company’s common shares for 50% of their market value at that time. The rights will not be triggered if the Company’s Board of Directors has previously approved such an acquisition.

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS — (continued)
(US dollar amounts in thousands, except per share amounts)

4	Subscribed capital (continued)

On January 10, 2001, the non-employee director’s equity plan (the “Equity Plan”) was approved by the shareholders. The Equity Plan authorized the issuance of 275,000 common shares to non-employee directors. During the years ended December 2005 and 2004, 98,610 and 9,769 shares, respectively, were issued under the Equity Plan.

At the annual meeting of shareholders of the Company held in June 2005, the shareholders approved an extension of the grant of authority to the Board to repurchase common shares both in the open market and through privately-negotiated transactions. The approval of the grant of authority was extended until December 1, 2006. In December 2002, 12,000 shares were repurchased under the share repurchase plan at $3.10 per share, or $37 in the aggregate. In August 2003, 100,000 outstanding common shares were repurchased from a single shareholder of the Company at a purchase price of $2.60 per share, or $260 in the aggregate.

In December 2004, the Company retired 500 shares that were issued under the 2002 employee stock grant. The shares had been held by employees who had left the employment of the Group prior to the full vesting of the stock grant.

On June 9, 2005, the 2005 equity incentive plan (the “Equity Incentive Plan”) was approved at the annual meeting of shareholders. The Equity Incentive Plan authorizes the issuance of up to 300,000 common shares, par value $2.00, that may be issued by the Company as non-vested shares or upon the settlement of director’s stock units. On July 15, 2005, 37,000 non-vested shares were granted by the Company.

The notarial meetings notarising the increases in share capital could not be held during the year ended December 31, 2005. However these are planned to be held in 2006.

Excluding 112,000 common shares repurchased by the Company, 7,407,959 of common shares outstanding rank equally in respect of shareholder rights.

5	Loss brought forward

	2005	2004

Loss brought forward at beginning of year	$(6,965)	$(6,297)
Allocation of preceding year profit / (loss)	1,732	(668)

Loss carried forward at end of year	$(5,233)	$(6,965)

6	Legal reserve

The legal reserve comprises:

	2005	2004

Brought forward	$1,832	$1,832
Transfers to legal reserve during the year	—	—

Carried forward	$1,832	$1,832

In accordance with Luxembourg company law, the Company is required to appropriate a minimum of 5% of the net profit after tax for the year to a legal reserve until the balance of such reserve is equal to 10% of the issued share capital. The legal reserve is not available for distribution to shareholders, except upon the dissolution of the Company.

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS — (continued)
(US dollar amounts in thousands, except per share amounts)

7	Taxes

As a Luxembourg holding company, the Company is subject to an annual subscription tax which is currently 0.2%, payable quarterly, based on the estimated value of its outstanding shares as of the beginning of the year. The determination of share value for purposes of calculating the annual subscription tax is subject to change and is influenced by the price at which the shares trade, the level of dividend payments, and other factors.

8	Income

Income comprises:

	2005	2004

Interest income from intercompany receivables	$586	$714
Dividends received from subsidiaries	7,255	3,563

	$7,841	$4,277

9	Guarantees, commitments and contingencies

i. Commitments

At December 31, 2005, the Group had outstanding orders to purchase $29,429 of container equipment.

ii. Parent Guarantee under Agreements with Private Container Programs

The Company has provided parent guarantees for certain agreements between wholly-owned subsidiaries of the Company and Private Container Programs. The agreements are in the form of a master lease and provide that the subsidiary companies make payments to the Private Container Programs based on rentals collected after deducting direct operating expenses and the income earned by the subsidiary company for managing the containers. The subsidiary company is not liable to make payments to the Private Container Program if the containers are not placed on a lease or if a lessee fails to pay the lease rentals.

At each financial statement date, the amounts due under the agreements are recorded as a liability and disclosed under amounts payable to Managed Container Programs. The amount payable at December 31, 2005, was $6,395. The terms of the guarantees generally obligate the Company to ensure payments and other obligations of the subsidiary companies are performed on a timely basis and in accordance with the terms of the agreement.

The agreements with the Private Container Programs expire between 2006 and 2015. Should a default occur, the Company would be required to make the contracted payments on behalf of the subsidiary companies over the remaining term of the agreements or until such time as the default was remedied. Based on the $4,134 earned by the Private Container Programs for the fourth quarter of 2005, the Company estimates that the maximum amount of future payments for rentals collected after deducting direct operating expenses and the income earned for managing the containers would be $58,723. The fair value of the estimated amount of maximum future payments is $49,761.

iii. Guarantees under fixed non-cancellable operating leases

Certain subsidiaries of the Group have fixed operating lease agreements for container equipment with Private Container Programs. The Company has provided parent company guarantees for the $11,654 of minimum future lease payments outstanding under these agreements at December 31, 2005. The agreements provide that, in the event of a default by the subsidiary, the Company will pay all amounts due under the agreements as they fall due. The agreements contain purchase options which allow the Group to acquire the containers after a period of ten years.

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS — (continued)
(US dollar amounts in thousands, except per share amounts)

9	Guarantees, commitments and contingencies (continued)

iv.  Agreements with Private Container Programs — early termination options

Approximately 69% (based on original equipment cost) of the agreements with Private Container Programs contain early termination options, whereby the container owner may terminate the agreement if certain performance thresholds are not achieved. At December 31, 2005, approximately 41% (based on original equipment cost) of total agreements with Private Container Programs were eligible for early termination. Cronos believes that early termination of these agreements by the Private Container Programs is unlikely.

v.  Agreements with Private Container Programs — change of control provisions

Approximately 61% (based on original equipment cost) of the containers subject to agreements with Private Container Programs provide that a change in ownership of the Group, without the prior consent of the container owner, may constitute an event of default under the agreement. In substantially all of these agreements, the consent of the container owners may not be unreasonably withheld. In the event that consent is not obtained, the container owners may require the Group to transfer possession of 41% of the containers under management to another equipment manager. Such transfer of possession may result in the Group incurring certain costs. The remaining 20% of total agreements can elect for the Group to purchase the equipment pursuant to the terms of their respective agreements, generally at a stipulated percentage (determined by age of the equipment) of the original cost of the equipment.

vi.  Joint Venture Program — change of control provisions

Under the operative documents governing the Joint Venture Program, certain changes in control of the Group constitute an event of default, permitting the lenders to the Joint Venture Program to accelerate repayment of the Joint Venture Program’s indebtedness. In addition, whether or not a change of control constitutes an event of default, one of the agreements governing the Joint Venture Program provides that upon a change in control of the Group, the parent of the Group’s joint venture partner (and lead lender to the Joint Venture Program) may cause the Group to purchase the container assets of the Joint Venture Program at a purchase price equal to their book value plus a premium of 10%, and to purchase all other assets of the Joint Venture Program at their book value. In addition, at the election of the parent of the Group’s joint venture partner (and lead lender), the parent may cause the Joint Venture Program to repay, in full, the Joint Ventures Program’s outstanding indebtedness.

vii.  TOEMT

Since the 1980s, the Group has managed containers for Transocean Equipment Manufacturing and Trading Limited (“TOEMT (UK)”), an English company. A separate company by the same name was registered in the Isle of Man (“TOEMT (Isle of Man)”). Both TOEMTs are in liquidation in England, represented by the same liquidator. On December 13, 2004, the liquidator filed an “ordinary application” (in the nature of a complaint) in the UK High Court of Justice against the Company and two of its subsidiaries, Cronos Containers N.V. and Cronos Containers (Cayman) Limited (collectively the “Respondents”). The liquidator alleges that the Respondents knowingly were parties to the carrying-on of the business of TOEMT (UK) to defraud the creditors of TOEMT (UK) during the period 1991 through 1999. The Respondents’ application to dismiss the liquidator’s application was heard by the court on July 18-20, 2005, and October 4-10, 2005. On November 4, 2005, the court granted the Respondents’ application in part and denied the application in part. The Respondents have sought leave to appeal the judgment from the Court of Appeal to the extent the judgment denied their application to dismiss the liquidator’s lawsuit. The liquidator was also been granted leave to amend his complaint to add additional claims against the Respondents. The respondents believe that the liquidator’s claims are wholly without merit and intend to vigorously defend the claims. The estimate of possible losses ranges from nil to $41 million, plus interest and costs.

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS — (continued)
(US dollar amounts in thousands, except per share amounts)

9	Guarantees, commitments and contingencies (continued)

TOEMT Liquidator’s Challenge to New York Judgment Deficiency.  As the Group has previously reported, the Group prosecuted claims aggregating approximately $2.3 million against Stefan M. Palatin, a former chairman of the Group, in the UK courts, secured final judgments (the “UK Judgments”) against Mr. Palatin in this amount (plus interest and costs), and, on June 25, 2004, secured an order of sale from the High Court of Justice, London, England, of an estate beneficially owned by Mr. Palatin in Amersham, England (the “Amersham Estate”). One of the claims the Company prosecuted to judgment against Mr. Palatin arose from a judgment the Company’s subsidiary, Cronos Equipment (Bermuda) Limited (“CEB”), had obtained from the Massachusetts Superior Court on May 8, 2001 (the “Massachusetts Judgment”) against Mr. Palatin. Pursuant to the terms of the Massachusetts Judgment, the Massachusetts Superior Court ordered the cancellation of 1,793,798 outstanding common shares of the Company (the “Palatin Shares”) held of record by Klamath Enterprises S.A. and beneficially owned by Mr. Palatin, and the reissuance and delivery of the Palatin Shares to CEB. The Massachusetts Judgment was, in turn, obtained to satisfy a default judgment secured by CEB against Mr. Palatin on February 8, 2000 from the Supreme Court of the State of New York in the amount of $6.6 million (the “New York Judgment”). Approximately $1.6 million of the $2.3 million in claims prosecuted by the Group against Mr. Palatin in the UK courts was based upon the deficiency claimed by CEB under the New York Judgment after crediting the value of the Palatin Shares against the amounts owing CEB under the New York Judgment (the “New York Judgment Deficiency”).

Pursuant to the UK court’s order of sale secured by the Company, the Amersham Estate was sold on January 31, 2005 for £3.4 million British pounds (at the then current exchange rate, approximately $6.4 million). From the proceeds of sale, the Company retained amounts sufficient to satisfy the UK Judgments, plus interest and costs. The balance of the proceeds (the “Amersham Surplus Proceeds”) from the sale of the Amersham Estate were deposited with the court under the terms of the court’s order of sale.

The liquidator of TOEMT (UK) secured charging orders against the Amersham Estate, in satisfaction of default judgments he had secured against Mr. Palatin, aggregating in excess of £3 million British pounds. The liquidator asserted that, under his charging orders, he was entitled to the entire Amersham Surplus Proceeds.

On February 25, 2005, the Company, Austrian investment entities collectively known as “Contrin”, and the liquidator settled their differences with respect to the allocation of the Amersham Surplus Proceeds, agreeing to an allocation of such proceeds between Contrin and the liquidator (the “February 2005 Settlement”). The agreement was subject to approval of the UK court supervising the TOEMT liquidation. Under the agreement, Contrin was allocated Amersham Surplus Proceeds in an amount sufficient to fully discharge the Company’s remaining payment obligations to Contrin under the terms of a Settlement Agreement entered into between the Company and Contrin on November 17, 2003 (the “Settlement Agreement”). The Group reported the settlement in its 8-K report of November 17, 2003. On April 11, 2005, the court entered its order approving the February 2005 Settlement. Accordingly, the Company’s financial obligations to Contrin under the Settlement Agreement have been fully discharged.

By letter dated September 9, 2005 (the “Demand Letter”), the TOEMT liquidator has asserted that CEB is not entitled to the proceeds from the sale of the Amersham Estate in satisfaction of the New York Judgment Deficiency. The stated basis for the liquidator’s claim is that by the terms of the Massachusetts Judgment the cancellation of the Palatin Shares fully satisfied the New York Judgment and that CEB was therefore not entitled to any deficiency under the New York Judgment. The liquidator further alleges that the valuation evidence relied upon by CEB to establish the value of the Palatin Shares for purposes of satisfying the New York Judgment “suffered from serious shortcomings”, and that those shortcomings were not brought to the attention of the UK court when CEB sought judgment from the UK court to satisfy the New York Judgment Deficiency. The liquidator further asserts that CEB “must be taken to have known” that the judgment and order of sale obtained from the UK courts to satisfy the New York Judgment Deficiency were not validly obtained from the UK courts. The liquidator demands the payment of all monies secured by CEB from the sale of Amersham and attributable to the New York Judgment Deficiency,

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS — (continued)
(US dollar amounts in thousands, except per share amounts)

9	Guarantees, commitments and contingencies (continued)

which the liquidator asserts is £0.9 million British pounds (stated to be the US equivalent of $1.6 million) together with interest of 8% per annum from February 1, 2005.

CEB has responded to the liquidator’s Demand Letter, rejecting his claims as wholly without merit and in conflict with the February 2005 Settlement. If the liquidator files his claims in the UK courts against CEB, as he has threatened to do, then CEB intends to vigorously contest them.

viii.  Provision for legal claims

The liquidator acting on behalf of the two TOEMT companies has made a number of claims against Cronos. The Group understands that the liquidator has acknowledged the claims of only one creditor (“MKB”) of the two TOEMT companies. MKB bases its claim against TOEMT on one or more loan notes (the “Loan Notes”) purportedly issued by the TOEMT companies. In December 2005, the Group entered into an agreement (the “Agreement”) with an independent third-party (the “Third-Party”) under which it contracted to pay a maximum amount of $4,000 (inclusive of related transaction costs) to the Third-Party to acquire the Loan Notes, in the event that the Third-Party were to purchase the Loan Notes from MKB. The Group directed its bank to issue an irrevocable standby letter of credit in the amount of $3,950 with an expiry date of March 15, 2006, (subsequently extended to March 31, 2006) in favor of the Third-Party and placed $3,950 on deposit with the bank as security for the letter of credit. The expiry date under the Agreement was March 1, 2006 (subsequently extended to March 31, 2006). In February 2006, the Third-Party advised the Group that MKB was prepared to enter into an agreement to sell the Loan Notes to the Third-Party. On March 21, 2006, the Group acquired the Loan Notes for a amount of $3,560 (inclusive of related transaction costs) and the issuance of a guarantee by the Group, for a maximum amount of $435, under which the Group would be required to make a payment of up to $435 in the event that MKB suffers a loss as a result of claims made by the liquidator of the two TOEMTs against MKB.

On March 21, 2006, the Group also acquired the claims of a potential creditor (the “Contrin Creditors”) for an amount of $95. The Group understands that the Contrin Creditors had their initial claims rejected by the liquidator in September 2005 but were allowed to submit reformulated claims in December 2005.

With the purchase of the claims of the only known creditors of both TOEMTs, the Group intends to pursue an end to the litigation brought by the TOEMT liquidator against the Respondents. The timing of the termination of the liquidation and the winding-up of the two TOEMTs will depend upon the cooperation of the liquidator. Accordingly, the Group is unable to predict when the winding-up of the TOEMT liquidations and the termination of the litigation brought by the liquidator against the Respondents will occur.

In December 2005, the Group recorded a charge of $4,100 equal to the fair value of the costs associated with the Agreement, the related guarantee, the purchase of the claims of the Contrin Creditors and the estimated costs of establishing the position of the Group as the sole creditor of the two TOEMTs.

10	Stock Based Compensation

Stock-based compensation comprises:

i.  1998 Stock Option

In December 1998, the Company granted the chief executive officer of the Company, on his appointment, the option to acquire 300,000 common shares in the Company. The term of the option is ten years, and may be exercised, in whole or in part, at any time from the date of grant. If the options are exercised, payment for shares is to be made by cash, the surrender of the Company’s common shares already owned by the employee (valued at their fair market value on the date of the surrender), or an alternate form of payment as may be approved by the Company’s

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS — (continued)
(US dollar amounts in thousands, except per share amounts)

10	Stock Based Compensation (continued)

Compensation Committee (the “Committee”). The number and price of shares subject to the option will be adjusted in the event of any stock split, declaration of a stock dividend, or like changes in the capital stock of the Company.

ii. 1999 Stock Option Plan

The Plan authorized the issuance of 500,000 common shares and permitted the Company to award to key employees incentive options and non-qualified stock options. The number of shares available for issuance under the Plan may be adjusted in the event of any subdivision of the outstanding shares of the common shares of the Company, the declaration of a stock dividend or like events. A total of 500,000 options were granted under the Plan and the exercise price of each option was determined by the Committee on the date of each grant. The exercise price of a stock option may be paid in cash or previously owned stock or both. The options vested and became exercisable at the rate of 25% per year on the first four anniversary dates of the grant. The shares became fully vested on January 10, 2005. The term of each option is ten years.

iii. The Non-Employee Director’s Equity Plan

The non-employee directors have participated in the Non Equity in two ways: by electing to receive, in lieu of the cash compensation otherwise payable to the non-employee director, an award of “Director’s Stock Units”, and through the receipt of director’s options (“Director’s Options”) to acquire common shares of the Company. A Director’s Stock Unit is defined as the equivalent of one common share of the Company. A total of 275,000 common shares were made available for issuance under the Equity Plan, both to supply shares for the settlement of Director’s Stock Units into common shares of the Company and for issuance upon the exercise of Director’s Options. A total of 274,998 Director’s Stock Units have been issued under the Equity Plan. The option may be exercised within 10 years of the grant date. The Director’s Options vested and become exercisable over three years, with one third exercisable on the first three anniversary dates following the date of the grant. The exercise price of each Director’s Option equals the average of the fair market value of the common shares for the twenty trading days immediately preceding the date of grant of the Director’s Options. The shares became fully vested on January 10, 2006.

During the year ended December 31, 2003, the number of Director’s Stock Units awarded in lieu of compensation and the related weighted average fair value was 15,999, and $3.34. At December 31, 2005 the weighted average remaining contractual life was 6.2 years. No Director’s Stock Units were awarded in 2004 and 2005.

No charges have been recognized for the Equity Plan for the years ending December 31, 2005, 2004 and 2003, respectively.

iv. 2005 Equity Incentive Plan

On June 9, 2005, the Equity Incentive Plan was approved at the annual meeting of shareholders. The Equity Incentive Plan authorizes the issuance of up to 300,000 common shares, par value $2.00, that may be issued by the Company as non-vested shares or upon the settlement of director’s stock units. On July 15, 2005, 37,000 non-vested shares were granted by the Company. The 31,000 shares issued to executive and senior offices vest on the fourth anniversary of the date of grant. The remaining 6,000 issued to the non-employee directors vest on the business day preceding the next annual meeting of shareholders of the Company at which the term of the Participant as a director is to expire. The fair value of the grant was determined to be $410, calculated at $11.07 per share, being the market value of the shares on the date of the grant. Compensation expense of $94 was recognised for the year ended December 31, 2005. For 2006 three non-employee directors have elected to receive shares under the Equity Incentive Plan in lieu of compensation.

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS — (continued)
(US dollar amounts in thousands, except per share amounts)

10	Stock Based Compensation (continued)

v. Stock grant

The purpose of the Company’s restricted stock grants, under which a total of 8,000 Cronos shares have been authorized for grant, is to increase the number of shareholders of the Company and to further align the interests of the grantees with the interests of the shareholders of the Company. In December 2002, a total of 7,500 shares were granted to eligible employees of the Company and its subsidiaries. The grant vested upon the second anniversary of the grant and became fully vested in December 2004. No cash payment is required of the grantees for the shares and, once vested, the shares are no longer subject to forfeiture. A grantee is entitled to all rights of a shareholder of the Company during the time the shares are subject to forfeiture. The fair value of the grant was determined to be $21 calculated at $2.80 per share, being the market value of the shares on the date of the grant, and was amortized to income over the vesting period.

vi. Stock Appreciation Rights

On October 13, 1999, the Board resolved to grant stock appreciation rights (“SARs”) to a key executive of 200,000 share units. A SAR is defined as the equivalent of one common share of the Company. The grant of the SARs entitles the grantee to receive cash payments from the Company as provided for in the SAR agreement. The SARs were granted at a grant price of $4.375 per SAR. As of the date of the award, the closing price of the Company’s common shares was $4.875 per share. The SARs became fully vested in October 2002. The SARs expire on October 12, 2009.

In accordance with SFAS 123R, the compensation expense incurred in respect of SARs is estimated using the price of the Company’s common shares on the balance sheet date as a surrogate for the price on the date of exercise. A liability is created for the estimated compensation expense and is adjusted up or down at each balance sheet date for changes in the price of the Company’s stock. Compensation expense of $456, $1,085 and $103 was recognized for the years ended December 31, 2005, 2004 and 2003, respectively. No SARs were redeemed during the three years ended December 31, 2005.

Summary of Stock Option Activity Under All Plans

	For the years ended December 31,
	2005		2004		2003
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price

Outstanding on January 1	980,504	$4.732	980,504	$4.732	980,000	$4.733
Granted	—	—	—	—	504	$3.577
Exercised/Retired	(78,000)	$4.591	—	—	—	—

Outstanding on December 31	902,504	$4.741	980,504	$4.732	980,504	$4.732

Exercisable on December 31	902,000	$4.74	913,918	$4.73	728,750	$4.71

For options outstanding at December 31, 2005, the exercise prices ranged from $3.58 to $5.25, and the weighted average remaining contractual life was 4 years.

In the case of share grants where the exercise price to be paid was less than the quoted market price of the Company shares at the date of the grant, the Group has recognized compensation expense of $nil, $3 and $12 during the years ended December 31, 2005, 2004 and 2003 respectively.

THE CRONOS GROUP S.A.

NOTES TO THE FINANCIAL STATEMENTS — (continued)
(US dollar amounts in thousands, except per share amounts)

10	Stock Based Compensation (continued)

vi. Fair Value Disclosures

For the year ended December 31, 2003, the exercise price for the options granted was less than the market value of the Company shares on the date of the grant. For such stock options, the weighted average exercise prices was $3.58 and the weighted average fair values was $1.25. No options were granted in 2004 and 2005.

The weighted average fair value of options was determined based on the Black Scholes model, utilizing the following assumptions:

2003

Expected term in years	10
Risk free interest rate	3.8%
Volatility	11.7%
Dividends	0%

11	Shareholders equity

i) Share premium

Share premium represents additional paid-in capital

The reported amount of shareholders’ equity comprises statutory capital under Luxembourg law. This differs from the consolidated Group financial statements, which are prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and include amounts in respect of additional paid-in capital, which do not constitute statutory capital under Luxembourg law.

A reconciliation of the statutory company financial statements to the consolidated Group financial statements is shown below.

	2005	2004

Additional paid-in capital:
As stated in the statutory company financial statements	$35,064	$36,371
Dividend paid out of additional paid-in-capital	(1,554)	(1,013)
Additional paid-in surplus recognised under US GAAP	10,000	10,000
Reserve for own shares	297	—

As stated in the consolidated Group financial statements	$43,807	$45,358

ii) Other comprehensive income

The 2005 consolidated Group financial statements include other comprehensive income of $880 within shareholders’ equity in accordance with US GAAP. This does not constitute statutory capital under Luxembourg law.